Exhibit 99.1

September 26, 2008

FHLBank Atlanta resumes member director election in North Carolina and Virginia. The Bank temporarily suspended the director election on August 8, 2008, at the request of its regulator, the Federal Housing Finance Agency, pending the issuance of regulations to implement certain provisions of the Housing and Recovery Act of 2008 pertaining to FHLBanks’ boards of directors. These regulations were published on September 26, 2008. At the time the Bank suspended the election, the Bank had identified and verified the eligibility of the candidates for the vacant member directorships.

In September, Federal Housing Finance Agency Director James Lockhart changed the designation of directors on the Bank’s board of directors by reducing the number of member directors in North Carolina from two to one and by increasing the number of member directors in Virginia from one to two. Eligible members in North Carolina will elect one director in the 2008 election to serve a four-year term that begins on January 1, 2009, and ends on December 31, 2012. Eligible members in Virginia will elect two directors in the 2008 member director election. The candidate receiving the highest number of votes will serve a four-year term beginning on January 1, 2009, and ending on December 31, 2012. The candidate receiving the second highest number of votes will serve a three-year term beginning on January 1, 2009, and ending on December 31, 2011.

Because of the interruption in the election process, the time available to complete the election is compressed slightly. The Bank will mail ballots on September 26, 2008. The deadline for members to deliver the completed ballots to the Bank is October 20, 2008, and the Bank will announce election results on October 27, 2008. Complete instructions for completing and returning ballots by postal mail or by e-mail will be contained in the mailing on September 26.

If you have questions or concerns about the election, please call or e-mail Stella Lang, Assistant Corporate Secretary, at 404.888.5583 or slang@fhlbatl.com.